CONSULTING AGREEMENT

                           THIS AGREEMENT made and entered into this 30th day of
 August, 1995, between JOHNNY H. WILLIAMSON (hereinafter "Consultant") and AMERICAN PUBLIC LIFE INSURANCE COMPANY (hereinafter "Company"), upon the following terms and condition, to-wit:
                                                    WITNESSETH:
         WHEREAS, Consultant has been active in the management and operations of insurance companies for numerous years, during which time he has been the President of American Public Life Insurance Company and as such, has been responsible for the administration, operation and management of the Company; and
         WHEREAS, Consultant has gained experience in the administration and management of the Company which enables the Consultant to provide to Company valuable and desirable services in connection with its business;
         NOW, THEREFORE, in consideration of the covenants contained herein, the parties hereto agree as follows:
         i. Agreement. The Company agrees to retain Consultant as an independent contractor, and Consultant agrees to provide his unique experience, ability and services as a consultant to the Company. The areas in which Consultant will provide services shall include such duties as may be necessary in the best interest of the Company, and such duties as may be assigned to him from time to time by the President, Board of Directors or its Chairman. The Consultant agrees to hold confidential all proprietary or trade secret information heretofore obtained by

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him as an employee or officer of the Company and all such information relative to the services being performed under this Agreement.
         2. Compensation. As compensation for services rendered by the Consultant, the Company shall pay the Consultant $100.00 per hour for his services with a minimum payment of $1,000.00 per month. The Consultant will submit time records to Company at the end of each month to the president of the Company, or to David A. New, Sr., or their designee if any time is expended by Consultant. Company will pay Consultant based upon these records, approved by the president of the Company or David A. New, Sr., or their designee at the above rate and minimum fee within ten (10) days after approval of the records. If no time is expended, the Company shall nevertheless pay Consultant each month the minimum fee of $1,000. If Consultant is not requested to perform at least ten (10) hours of services in a given month, the unused hours shall not be carried over to a subsequent month or accumulated.
         3. Expenses. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred in performing these services, including, but not limited to, travel, lodging, meals, telephone and postage. Consultant shall be reimbursed for automobile mileage at a rate of $.27 per mile. All expenses must be documented.
         4. Relationship of the Parties. The parties intend that the relationship between them created under this Agreement is that of an independent contractor only. Consultant is not to be considered an agent or employee of Company for any purpose, and Company is interested only in the results obtained under this Agreement. The manner and means of performing the services are subject to Consultant's sole control. Consultant shall be responsible for all state, federal and local taxes, including estimated taxes, and employment reporting for Consultant or any employees or agents of Consultant.
         5. Term. The term of this Agreement shall begin on September 1, 1995, and shall terminate on the Consultant's sixty-fifth (65th) birthday, which is January 22, 1999.
         6. Assignment. The Consultant acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Consultant may not assign any of his rights nor delegate any of his duties or obligations under this Agreement. The Company, with written consent of Consultant, may assign its rights or obligations under this Agreement at any time, subject to written acknowledgment and acceptance of such assignment by the assignee thereof. The rights and obligations of the Company shall be binding upon the heirs, executors, administrators, successors and assigns of the Company.
         7. Sale of Company. In the event David A. New, Sr., the Company's major shareholder sells all or substantially all of his stock in the Company to the effect that control of the Company changes, or if control of the Company changes for any other reason, all remaining unpaid amounts payable monthly to Williamson's age sixty-five (65) under this Agreement shall become due and payable immediately.
         8. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Mississippi.
         9. Notices and Communications. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered in person or when mailed by United States Postal Service certified mail, return receipt requested, postage prepaid and addressed:
         TO CONSULTANT:         Johnny H. Williamson
                                104 Pine Court
                                Brandon, Mississippi 39042

         TO COMPANY:            American Public Life Insurance Company
                                c/o Its President
                                Post Office Box 925
                                Jackson, Mississippi 39205

Any party may change the address to which notice and other communications are sent by delivering written notice of the change to the other party to this Agreement.
         10. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.
         11. Amendment. This Agreement may be amended only by a written agreement signed by the parties hereto.
         12. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.
         13. Further Action. The parties hereto shall execute and deliver all documents, provide all information, and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.
         14. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

         15. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
         16. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the retention of the Consultant, and there are no oral or written inducements, promises or agreements except as contained herein.
         IN WITNESS WHEREOF, the Consultant has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer.

                                                   [SIGNATURES]